Exhibit 16.1

GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

December 7, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: LIFE CLIPS, INC.

Dear Sirs/Madams:

The undersigned Gillespie & Associates, PLLC previously acted as independent accountants to audit the financial statements of Life Clips, Inc. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Item 4.01 included in the Form 8-K dated December 3, 2015 of Life Clips, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/S/ GILLESPIE & ASSOCIATES, PLLC